UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Commission File No.: 0-12122

April 22, 2015
Date of report (date of earliest event reported)

Apollo Solar Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-12122	84-0601802
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

No. 485 Tengfei Third
Shuangliu Southwest Airport Economic Development Zone
Shuangliu, Chengdu
People’s Republic of China 610207
(Address of principal executive offices)(Zip Code)

+86 028 8574 5593
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

On April 22, 2015 Dr. Jingong Pan, Professor Yijun Li and Professor Zhimin Cao resigned from their positions as members of the Registrant's Board of Directors. Dr. Pan also resigned from his positions as the Registrant's Chief Executive Officer.

On April 22, 2015 the Registrant's Board of Directors elected Huakang Zhou to serve as a member of the Board of Directors, and as the Registrant's Chief Executive Officer and Interim Chief Financial Officer. Information about Mr. Zhou follows.

Huakang Zhou.  Since 1993, Dr. Zhou has been employed as Chairman of Warner Technology and Investment Corp. ("Warner Tech"), which is owned by Dr. Zhou and his spouse, and is involved in facilitating business and cultural relations between the U.S. and China. In that position, Dr. Zhou has served as advisor to several companies with securities listed in the U.S. but executive offices and operations located in China.   In 2013 the United States District Court for the Southern District of New York entered final judgments by consent against Huakang Zhou and Warner Tech which enjoin them from future violations of Securities Act Sections 5 and 17(a) and Exchange Act Sections 10(b), 13(d), 15(a), and 16(a). In a separate administrative proceeding, Huakang Zhou and Warner Tech were barred from the securities business and from participating in any penny stock offering with a right to apply for reentry after five years. In 1989 Dr. Zhou was awarded a Ph.D. degree in Operations Research by the Polytechnic University of New York. In 1981 Dr. Zhou was awarded a M.S. degree in Metallurgical Engineering by the University of Science & Technology in Beijing. Dr. Zhou is 62 years old.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO SOLAR ENERGY, INC.

April 27, 2015	By:	/s/ Huakang Zhou
Name: Huakang Zhou
Title: Chief Executive Officer